EXHIBIT 10.2

June 28, 2013

Derek Gray

c/o SG Associates Limited

233-237 Old Marylebone Road

London, England NW1 5QT

Dear Mr. Gray:

This letter sets forth the agreement (the “Subscription Agreement”) among you (the “Purchaser”) and Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”) with respect to the matters set forth herein.

1.        Subscription. The Purchaser subscribes to purchase from the Company the securities (the “Securities”) having the terms and at the price set forth in Schedule A hereto.

2.        Certificates. As soon as practicable after acceptance of the subscription, the Company shall issue and deliver to the Purchaser such documentation as shall be necessary to evidence the purchase of the Securities hereunder.

3.        Representations and Warranties of Purchaser. The Purchaser hereby acknowledges, represents, warrants and agrees as follows:

3.1        Authorization. The Purchaser has full power and authority to enter into this Subscription Agreement, this agreement is valid and binding upon Purchaser, and none of the execution, delivery or performance of this agreement will breach or violate any agreement or legal restriction, including any law, rule or regulation, whether of the United States or of Purchaser’s residence, to which Purchaser is subject.

3.2        Purchase Entirely for Own Account. Purchaser is acquiring the Securities for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and he has no present intention of selling, granting any participation in, or otherwise distributing any of the Securities.

3.3        No General Solicitation. The Purchaser has not, directly or indirectly, engaged in or been solicited by any general solicitation with the respect to the purchase or resale of the Securities, whether by publication of an advertisement or otherwise. Purchaser understands that he is not acquiring the Securities pursuant to a pending public offering of the Company and that this is a completely separate transaction not conditioned on any such public offering.

3.4        Independent Investment Decision. The Purchaser acknowledges that he is very familiar with the business, operations and financial position of the Company, and is not relying upon any person in making his investment or decision to invest in the Company (although he acknowledges ongoing access to its officers and directors).

3.5        Regulation S Exemption. The Purchaser represents that he is a non-U.S. Person and is acquiring the Securities in an offshore transaction pursuant to the exemption provided by Regulation S promulgated under the U.S. Securities Act of 1933. Purchaser understands that the Securities (including, with respect to any Securities consisting of derivative securities, the securities issuable upon conversion or exercise of such derivate securities) will be subject to restrictions on transfer, and may only be resold pursuant to an effective registration under the Securities Act of 1933, or pursuant to an exemption therefrom, such as Rule 144 or the resale provisions of Regulation S, each of which imposes specific holding periods, among other things. Purchaser understands that he will be precluded from certain hedging activities in respect of the Securities and securities comprising or underlying them. A legend in form acceptable to the Company will be affixed on the documents evidencing such Securities to reflect these restrictions on transfer.

4.        Representations and Warranties of the Company. The Company hereby acknowledges, represents, warrants and agrees as follows:

4.1        Authorization. The Company has full power and authority to enter into this Subscription Agreement. The Subscription Agreement and, if any Securities issued hereunder consist of warrants, warrants constitute the valid and binding obligations of the Company, and none of the execution, delivery or performance of such agreements will breach or violate any agreement or legal restriction, including any law, rule or regulation to which the Company is subject.

4.2        Common Stock. If any Securities issued hereunder consist of shares of Common Stock, including any shares underlying warrants when and if issued in accordance with the terms of such warrants, such shares shall be validly issued, fully paid and non-assessable.

5.        Miscellaneous.

5.1        Modification. This Subscription Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

5.2        Survival of Warranties. Unless otherwise set forth in this Subscription Agreement, the representations and warranties of the Purchaser contained in or made pursuant to this Subscription Agreement shall survive the execution and delivery of this Subscription Agreement.

5.3        Governing Law. This Subscription Agreement and any controversy arising out of or relating to this Subscription Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.4        Counterparts; Facsimile. This Subscription Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.6        Entire Agreement. This Subscription Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[Signature Page Follows]

Sincerely,
CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Nikhil A. Mehta
Name: Nikhil A. Mehta
Title: Chief Financial Officer
Agreed and Affirmed:

By:	/s/ Derek Gray
Derek Gray

Schedule A

Securities

$100,000 of common stock at the closing bid price immediately prior to entering into this agreement, which shall be $1.84 per share, equivalent to 54,347 shares.